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For further information, contact: Paul A. Bragg - Chairman and Chief Executive Officer

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Vantage Drilling Company Announces Agreement to provide Construction Management Services for two Aker Drilling ultra deepwater Drillships

HOUSTON, TX -- (March 10, 2011) Vantage Drilling Company ("Vantage, or the "Company") (NYSE Amex: VTG.U) (NYSE Amex: VTG) (NYSE Amex: VTG.WS) today announced that it has signed a definitive agreement to provide services related to design, construction and commissioning on behalf of Aker Drilling ASA ("Aker Drilling") of two Ultra deepwater drillships being built at Daewoo Shipbuilding & Marine Engineering Co., Ltd. ("DSME") shipyard in Okpo, Korea.

The high specification drillships of DSME design will be equipped for dual activity operations in water depths down to 12,000 feet and with drilling depths of 40,000 feet. Furthermore, Aker Drilling has options to construct two additional drillships at DSME and may elect to expand the supervision agreements to include these drillships.

Paul A. Bragg, the Company's Chairman and CEO, commented, "We are delighted that Aker Drilling has chosen the Vantage team to oversee their construction projects. We are excited to be involved with such vessels following the successful completion and delivery of our drillship, Platinum Explorer, and the ongoing construction supervision of the Dragonquest drillship at DSME."

Bill Thomson, the Company's Vice President of Assets and Engineering, added, "Our experience with the supervision of the two previous drillships at DSME has provided valuable experience. Our project team is outstanding and we are confident we can add value to the project."

About the Company

Vantage is an international offshore drilling company focused on operating a fleet of high specification drilling units. Vantage's principal business is to contract drilling units, related equipment and work crews primarily on a day rate basis to drill oil and natural gas wells for our customers. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future events, including, but not limited to, the completion of the acquisition of Mandarin, the Company's growth strategy and measures to implement such strategy. These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company's industry, management's beliefs and certain assumptions made by management. Whenever possible, the Company has identified these "forward-looking statements" by words such as "expects," "believes," "anticipates" and similar phrases. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance may differ materially from the results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include competitive factors in the markets in which the Company operates, risks associated with operating internationally in the marine construction industry and other factors listed in the Company's filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here.